CONSULTANT AGREEMENT

Dated: May 15, 2003

BETWEEN:

RIVAL TECHNOLOGIES INC.

Suite 200, 100 Park Royal, West Vancouver, British Columbia, V7T 1A2

Phone No. (604) 689-0584

Fax No. (604) 689-0585

(herein referred to as the "Company")

Of the First Part

 AND:

SHEILA V. STERN, realtor, residing at

8225 Tidewater Place, Vancouver V6P 6R3

(herein referred to as the "Consultant")

 Of the Second Part

WHEREAS:

  The Consultant has accepted an engagement to work for the Company in accordance with the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants and agreements herein contained, the parties agree as follows:

1.

Services:

The Consultant shall carry out the work description outlined in Schedule A.

2.

Compensation:

a)

The Consultant’s remuneration is set forth in Schedule A.

b)

The parties acknowledge and agree that the Consultant in an independent contractor of the Company, not an employee, and as such shall be responsible for paying any and all taxes or employment benefits which are payable as a result of fees and commissions paid to the Consultant by the Company.

3.

Term and Termination:

a)

The term of this Agreement commences on the date set out at the top of the first page hereof and continues for the period of one (1) year. The parties may extend the term by mutual consent in writing.

b)

Either party may terminate this Agreement at any time and for any reason upon providing the other party with thirty days written notice of termination.  Such termination shall not affect any amount owing, obligation or liability existing or incurred prior to the date of such termination, including fees payable to the Consultant.

4.

General:

a)

This Agreement shall not be modified, amended, rescinded or waived, in whole or in part, except by written amendment signed by the parties hereto.

CONSULTANT AGREEMENT

b)

Each of the parties acknowledges and confirms that he/she has been provided sufficient opportunity to obtain the recommended independent legal advice and understands the terms of, and its rights and obligations under this Agreement.

c)

Time is of the essence with respect to the performance of obligations in this Agreement.

d)

This Agreement shall inure to the benefit of and be binding on all of the parties hereto and their respective executors, administrators, successors and permitted assigns.

e)

This Agreement shall be construed and governed by the laws of the state of Nevada.

f)

The headings to the articles, paragraphs, parts or clauses of this Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.

g)

The following schedule(s) is incorporated into this Agreement by reference:

Schedule "A"

Work Description

h)

The parties hereto acknowledge that they have carefully read this Agreement and understand and agree to be bound by all of the terms and conditions found herein.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Rival Technologies Inc.

Sheila Stern

Per: /s/ Robin J. Harvey

/s/ Sheila Stern

Authorized Signatory

Signature

CONSULTANT AGREEMENT

SCHEDULE A

Work Description

Services:

The Consultant is providing business development services, specifically work relating to the Company’s acquisition with MA Turbo/Engine Ltd. and .

Compensation:

Fifty Thousand (50,000) free trading common shares of the Company, issued and delivered at the completion of the acquisition of CWI technology.

One Hundred Thousand (100,000) restricted common shares of the Company, issued and delivered at the completion of the acquisition of CWI technology.